Exhibit 99.3

Referral Solutions Group, LLC and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30, 2015	December 31, 2014

Assets

Current assets
Cash and cash equivalents	$3,096,128	$2,399,026
Accounts receivable, net	580,156	470,081
Prepaids and other current assets	80,945	236,090

Total current assets	3,757,229	3,105,197

Property and equipment, net	15,123	13,620
Other assets	36,628	17,378
Intangible assets, net	1,353,092	1,420,920

Total assets	$5,162,072	$4,557,115

Liabilities and members’ equity

Current liabilities
Accounts payable and accrued expenses	$210,302	$417,682
Current portion of notes payable, related parties	604,286	567,333

Total current liabilities	814,588	985,015

Related party notes payable, net of current portion	933,970	1,245,134
Warrant liability	112,000	100,000

Total liabilities	1,860,558	2,330,149

Commitments and contingencies

Members’ equity	3,301,514	2,226,966

Total liabilities and members’ equity	$5,162,072	$4,557,115

See accompanying notes to consolidated financial statements

Referral Solutions Group, LLC and Subsidiaries

Consolidated Statements of Income

(Unaudited)

Six Months Ended June 30,	2015	2014

Revenues	$6,651,718	$4,710,792

Cost of Sales	681,371	206,720

Gross Profit	5,970,347	4,504,072

Selling, general and administrative expenses	4,766,357	2,215,287

Operating income	1,203,990	2,288,785

Other expense
Interest expense	(117,442)	—
Change in fair value of warrant liability	(12,000)	—

Other expense	(129,442)	—

Net income	$1,074,548	$2,288,785

See accompanying notes to consolidated financial statements

Referral Solutions Group, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

Six Months Ended June 30,	2015	2014

Cash Flows from Operating Activities
Net income	$1,074,548	$2,288,785
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	240,130	190,840
Provision for losses on accounts receivable	(6,175)	—
Accretion of discount on debt	16,667	—
Change in fair value of warrant liability	12,000	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(103,900)	54,105
Prepaid and other current assets	135,895	(14,501)
Accounts payable and accrued expenses	(207,380)	19,839

Net cash provided by operating activities	1,161,785	2,539,068

Cash Flows from Investing Activities
Increase in intangibles	(170,622)	(133,912)
Purchase of property and equipment	(3,183)	—

Net cash used in investing activities	(173,805)	(133,912)

Cash Flows from Financing Activities
Capital distributions	—	(228,393)
Payments on capital lease obligation	—	(51,544)
Payments on related party notes payable	(290,878)	—

Net cash used in financing activities	(290,878)	(279,937)

Net increase in cash and cash equivalents	697,102	2,125,219

Cash and cash equivalents, beginning of period	2,399,026	318

Cash and cash equivalents, end of period	$3,096,128	$2,125,537

See accompanying notes to consolidated financial statements

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

(Unaudited)

1.	Organization and Nature of Operations

Referral Solutions Group, LLC (“RSG” or the “Company”) was established as a California limited liability company in July 2009. The Company promotes and delivers quality targeted leads to behavioral and mental health service businesses through a network of counseling and treatment professionals focusing primarily on addiction treatment, detoxification and patient counseling. RSG offers prospective patient development through phone calls from online inquiries and click-throughs on their suite of websites as well as network ad campaigns to connect individuals seeking treatment to providers in their network.

The Company owns a 100% interest in Recovery Brands, LLC, a California limited liability company established in November 2011. Recovery Brands, LLC operates the Rehabs.com treatment network, which provides referrals to addiction treatment providers from their family of addiction treatment sites through toll-free advisor helplines, featured directory listings and targeted display ads.

Recovery Brands, LLC owns a 100% interest in Substance.com, LLC, a New York limited liability company established in December 2013. Substance.com operates a website under the same name which investigates, analyzes and reports on developments in addiction treatment, harm reduction, recovery, problem and non-problem use, and the associated politics and cultures.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results for the periods presented. All such adjustments are of a normal and recurring nature. The operating results presented in these unaudited interim consolidated financial statements are not necessarily indicative of the results that may be expected for any future periods. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the years ended December 31, 2014 and 2013.

Significant Estimates and Judgments

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities and contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. These estimates and assumptions could have a material effect on future results of operations and financial position.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

(Unaudited)

Significant items subject to estimates and assumptions include valuation of intangible assets, allowance for doubtful accounts, unrecognized tax benefits, warrant liabilities and the useful lives of property and equipment and intangible assets. Actual results may materially differ from those estimates.

Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents. As of June 30, 2015 and December 31, 2014, the Company maintained all cash and cash equivalent balances in operating and savings deposit accounts.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At June 30, 2015 and December 31, 2014 the Company held cash and cash equivalents of $3,173,502 and $2,128,327, respectively, in excess of the FDIC-insured limit. The Company has not experienced any losses from such accounts.

Concentration of Customer Risk

During the six month period ended June 30, 2015, approximately $3,936,000 or 59% of the Company’s revenues were derived from three customers. During the six month period ended June 30, 2014, approximately $3,525,000 or 75% of the Company’s revenues were derived from three customers. At June 30, 2015 and December 31, 2014, accounts receivable from these customers approximated $290,000 and $271,000, respectively.

Accounts Receivable

Accounts receivable, net represent trade receivables that are due from customers. The Company records an allowance for doubtful accounts in an amount equal to estimated probable losses, net of recoveries, which are based on an analysis of historical bad debt, current receivables aging and expected future write-offs of uncollectible accounts, as well as an assessment of specific identifiable accounts considered at risk or uncollectible. Additions to the allowance for doubtful accounts include provisions for bad debt and deductions from the allowance for doubtful accounts include customer write-offs. The Company has a low occurrence of credit losses. Accounts receivable are presented net of an allowance for doubtful accounts of $32,133 and $38,308 at June 30, 2015 and December 31, 2014, respectively.

Property and Equipment

Property and equipment, net represents office furniture and equipment. The Company records furniture and equipment at cost less accumulated depreciation. Ordinary maintenance and repairs are charged to expense, while expenditures that extend the physical or economic life of the assets are capitalized. Furniture and equipment are depreciated over their estimated economic lives, or five years, using the straight-line method.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

(Unaudited)

Intangible Assets

Identifiable intangible assets consist of costs incurred to purchase domain names as well as to build websites, including all viral content and necessary resources for the user. Intangible assets with definite lives are amortized over their estimated useful lives on a straight-line or accelerated basis. See Note 4, “Intangible Assets.” The method of amortization applied represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets. The factors considered in determining the useful lives of identifiable intangible assets included the extent to which expected future cash flows would be affected by the intent and ability to retain use of these assets, including the period of time that would capture 90% or more of the assets’ value on a perpetuity basis. Development in process are intangible assets purchased but not currently placed in service.

Valuation of Long-Lived Assets

Long-lived assets to be held and used, including property and equipment as well as intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable such as:

•	A significant decline in the observable market value of an asset;

•	A significant change in the extent or manner in which an asset is used; or

•	A significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable.

Determination of recoverability is based on an estimate of the undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values. Long-lived assets to be disposed of are carried at fair value less estimated costs to sell. The Company did not recognize any impairment of long-lived assets during the six month periods ended June 30, 2015 and 2014.

Lease Obligations

The Company evaluates leases at their inception as either operating or capital leases, and may receive renewal or expansion options, rent holidays, leasehold improvement allowances and other incentives on certain lease agreements. The Company recognizes operating lease costs on a straight-line basis over the term of the agreement taking into account adjustments for market provisions, such as free or escalating base monthly rental payments, or deferred payment terms, such as rent holidays, that defer the commencement date of required payments. The Company records rent expense associated with operating lease obligations in general and administrative expenses in the consolidated statements of income.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

(Unaudited)

Warrants

Warrants outstanding to acquire units of the Company are classified as liabilities. The Company issued warrants for the purchase of Class B Units in in November 2014. The fair value of the Class B warrants are recorded as a liability, as the strike price is based upon the fair market value of the Class B Units, which is not a variable input to a “fixed-for-fixed” forward or Black-Scholes model. The fair value of these warrants are re-measured at each financial reporting period with any changes in fair value being recognized in the accompanying consolidated statements of income.

Fair Value of Financial Instruments

The Company follows Accounting Standards Codification (“ASC”) Topic 820, (“ASC 820”), Fair Value Measurements and Disclosures, which provides a framework for measuring fair value under U.S. GAAP. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy under the standard are as follows: Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access. Level 2 - Inputs to the valuation methodology include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability. Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company’s warrant liability is measured at fair value on a recurring basis using Level 3 inputs based on management’s best estimate of the fair value at the time of the reporting period.

Recurring Fair Value Measurements

The Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2015 were as follows:

\	Recurring Fair Value Measurements
June 30, 2015	Level 1	Level 2	Level 3	Total

Warrant liability	$—	$—	$112,000	$112,000

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

(Unaudited)

The unrealized gains or losses on the warrant liability are recorded as a change in fair value of warrant liability in the Company’s statements of income. Management determined the change in fair value for the reporting period ended June 30, 2015 was $12,000.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the fee for services is fixed or determinable and collectability of the fee is reasonably assured. For Helpline income, which represented approximately 96% and 97% of net revenues for the six month periods ended June 30, 2015 and 2014, respectively, revenue recognition generally occurs when a consumer, having visited one of the Company’s websites and called the helpline or clicked on an ad, is connected to a service provider in the network, and completion of that transaction is reported to the Company through a performance marketing network.

Cost of Sales

Cost of sales represents direct cost of third party providers related to websites or domains.

Operating, Selling, General and Administrative Expenses

Operating, selling, general and administrative expenses represent personnel costs for employees involved in general corporate functions, including finance, accounting, legal and human resources, among others. Additional costs included in general and administrative expenses include professional fees for legal, audit and other consulting services, travel and entertainment, charitable contributions, recruiting, allocated facility and general information technology costs, depreciation and amortization, and other general corporate overhead expenses.

Income Taxes

The Company is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the member. As such, no recognition of federal or state income taxes for the Company or its subsidiaries that are organized as limited liability companies have been provided for in the accompanying consolidated financial statements. Any uncertain tax position taken by the member is not an uncertain position of the Company.

In accordance with the operating agreement of RSG, to the extent possible without impairing the Company’s ability to continue to conduct its business and activities, and in order to permit its member to pay taxes on the taxable income of the Company, RSG would be required to make distributions to the member in the amount equal to the estimated tax liability of the member computed as if the member paid income tax at the highest marginal federal and state rate applicable to an individual resident of California, in the event that taxable income is generated for the member.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

(Unaudited)

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The standard provides companies with a single model for accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when control of the goods or services transfers to the customer, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017. In addition, the new standard is effective for interim periods within annual periods that begin after December 31, 2018. There are certain provisions that allow for nonpublic companies to early adopt. The guidance permits companies to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative adjustment. The Company is in the process of evaluating the impact of adoption on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). The standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give risk to substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual and interim reporting periods ending after December 31, 2016, with early adoption permitted. The Company does not expect that the adoption of this standard will have a material effect on its financial statements.

Contingencies

The Company recognizes liabilities for contingencies when it has an exposure that indicates it is probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated.

Litigation

In the normal course of business, the Company is occasionally named as a defendant in various claims. It is the opinion of management that the outcome of any pending claims will not materially affect the Company’s financial statements.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

(Unaudited)

3.	Property and Equipment

Property and equipment consisted of the following:

	Estimated Useful Life	June 30, 2015	December 31, 2014

Office furniture and equipment	5 years	$16,817	$15,065

Less accumulated depreciation		(1,694)	(1,445)

Property and equipment, net		$15,123	$13,620

Depreciation expense of property and equipment totaled $1,680 and $-0- for the six month periods June 30, 2015 and 2014, respectively.

4.	Intangible Assets

Intangible assets at June 30, 2015 consisted of the following:

	Estimated Useful Life	Cost	Accumulated Amortization	Net Asset

Domain acquisitions	3 years	$1,642,680	$(882,097)	$760,583
Technology	3 years	36,973	(35,740)	1,233
Development in process	N/A	591,276	—	591,276

Intangible assets, net		$2,270,929	$(917,837)	$1,353,092

Intangible assets at December 31, 2014 consisted of the following:

	Estimated Useful Life	Cost	Accumulated Amortization	Net Asset

Domain acquisitions	3 years	$1,642,680	$(647,344)	$995,336
Technology	3 years	36,973	(32,043)	4,930
Development in process	N/A	420,654	—	420,654

Intangible assets, net		$2,100,307	$(679,387)	$1,420,920

Amortization of intangible assets totaled $238,450 and $190,840 for the six month periods ended June 30, 2015 and 2014, respectively.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

(Unaudited)

Based on the carrying amount of the intangible assets as of June 30, 2015, amortization expense for the next four years is estimated as follows:

Periods ending June 30

2016	$598,934
2017	412,926
2018	310,025
2019	31,207

$1,353,092

5.	Lease Commitments

The Company leases certain website domain names under agreements that are classified as capital leases. The cost of the websites under capital leases is included in Intangible Assets on the balance sheet at $564,668 as of June 30, 2015 and December 31, 2014. Accumulated amortization of the leased equipment at June 30, 2015 and December 31, 2014 was approximately $225,875 and $169,400, respectively. Amortization of assets under capital leases is included in selling, general and administrative expense on the consolidated statements of income. In 2014, the Company made a one-time payment to payoff the outstanding balance of the lease.

The Company leases a domain name under a non-cancelable operating lease. The lease expires in August 2015, with an option to purchase for approximately $1,038,000. Lease payments are increased every five years to reflect market rentals. Total lease expense for the six months ended June 30, 2015 and 2014 were $30,000 and $18,000, respectively and is included in cost of sales.

The Company leases offices under various operating leases. Rent expense under these operating leases totaled $98,951 and $35,047, for the six months ended June 30, 2015 and 2014, respectively.

Future minimum lease payments under the operating leases as of June 30, 2015 are as follows:

Periods ending June 30

2016	$253,486
2017	264,615
2018	274,073
2019	128,804
2020	110,449

$1,031,427

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

(Unaudited)

6.	Notes Payable

In November 2014, the Company entered into a $2,000,000 debt agreement with three related parties. The notes payable bear interest at 12% and are payable in monthly installments of $33,214, $16,607, and $16,607, respectively. In connection with the notes payable, the related parties received a warrant to purchase the number of units equal to 0.5% of the issued and outstanding units for every $1M original principal amount of loan (prorated for any portion thereof), at a per unit exercise price equal to 80% of the fair market value exercisable upon the occurrence of a “fundamental transaction.” The fundamental transaction means any of the following: (A) the Company effects any merger or consolidation of the Company with or into another entity where the Company is not the surviving corporation and the net cash proceeds to the Company or its members as a result thereof exceeds $20,000,000, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, the net proceeds of which exceed $20,000,000, (C) any future equity or debt financing by the Company, the net proceeds of which exceed $20,000,000 or (D) an IPO of the Company. The original value of the warrants, totaling $100,000, was recorded as debt discount and warrant liability as the warrants were classified as a liability.

The aggregate principal payments, net debt discount due under the notes payable agreements are as follows:

Years ending

2015 (July–December)	$293,122
2016	643,513
2017	601,621

$1,538,256

7.	Employee Benefit Plans

The Company sponsors a qualified 401(k) savings plan (“401k Plan”) for all eligible employees. Participants may contribute between 1% and 100% of their eligible compensation subject to IRS regulations. The employer matches 100% of the employees’ salary deferrals that do not exceed 3% of the employees’ eligible compensation plus 50% of salary deferrals in excess of 3% of eligible compensation. Employer contributions for the six month periods ended June 30, 2015 and 2014 was approximately $40,000 and $-0-, respectively.

8.	Subsequent Events

The Company has evaluated subsequent events through July 24, 2015, the date financial statements were available to be issued.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

(Unaudited)

On July 2, 2015, AAC Holdings, Inc. (“Holdings”), through American Addiction Centers, Inc., completed an acquisition of all of the issued and outstanding membership interests of the Company for $32.5 million cash and 540,193 unregistered shares of common stock of Holdings (“Common Shares”), subject to a post-closing net working capital adjustment. An amount equal to approximately $2.4 million in cash and 40,370 Common Shares of the aggregate consideration was deposited in escrow as security for potential post-closing indemnity claims.

No other events have occurred which would have a material effect on the financial statements.